Exhibit 99.1

KAISER GROUP HOLDINGS, INC.

12303 Airport Way, Suite 125

Broomfield, Colorado  80021

FOR IMMEDIATE RELEASE	Press Contact and Investor Contact:
John T. Grigsby, Jr.
720/889-2770

KAISER ANNOUNCES THE DEPARTURE OF MARIJO L. AHLGRIMM

AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

AND THE APPOINTMENT OF MARIAN P. HAMLETT

AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

AND THE APPOINTMENT OF JEFFREY LEHMAN AS

VICE PRESIDENT AND ASSISTANT TREASURER

BROOMFIELD, CO April 16, 2004 - Kaiser Group Holdings, Inc. (OTCBB: KGHI) announced today that Marijo L. Ahlgrimm has resigned from the Company as Executive Vice President and Chief Financial Officer to focus on other business interests.

Ms. Ahlgrimm joined Kaiser in 1997 and eventually became Executive Vice President and Chief Financial Officer.  From 1993 to 1997, Ms. Ahlgrimm was Vice President and Controller of an information technology service provider that was subsequently acquired by TRW in December 1997. Ms. Ahlgrimm was a manager with PricewaterhouseCoopers LLP from 1985 to 1993.

“Ms. Ahlgrimm has contributed significantly to Kaiser in her role as Executive Vice President and Chief Financial Officer, and all of us on the Board of Directors deeply regret Ms. Ahlgrimm’s departure, but understand fully her need to concentrate on other business interests that demand her attention.” said James J. Maiwurm, Chairman of Kaiser.

Ms. Marian P. Hamlett, Comptroller of Kaiser, will replace Ms. Ahlgrimm as Executive Vice President and Chief Financial Officer.  Ms. Hamlett became Comptroller of Kaiser in 2003 and has been significantly involved with the Company’s bankruptcy proceedings and reorganization since December 2000.

Kaiser also announced today that Jeffrey Lehman has been appointed as Vice President and Assistant Treasurer.  Mr. Lehman provides consulting, financial, investment and tax services for individuals and small businesses through Lehman Financial Resources, which was established in 1985.  He handles investments through AIG Royal Alliance, which is a broker-dealer.

Mr. Lehman is on the Board of Directors of Vitacost.com, Inc., a private company, which is an on-line discount retailer of vitamins, minerals and nutritional supplements.

Since 1980, Mr. Lehman has worked as a bankruptcy consultant for large companies and has previously served as Treasurer of White Motor Corporation and Allis-Chalmers Corporation.